Exhibit 99.1

Inflection Point Acquisition Corp. III Announces the Separate Trading of its Class A
Ordinary Shares and Rights, Commencing on or about June 16, 2025

NEW YORK, June 11, 2025 (GLOBE NEWSWIRE) -- Inflection Point Acquisition Corp. III (Nasdaq: IPCXU) (the “Company”) announced that holders of the units sold in the Company’s initial public offering of 25,300,000 units, which includes 3,300,000 units issued pursuant to the exercise by the underwriters of their overallotment option, completed on April 28, 2025 (the “Offering”) may elect to separately trade the Class A ordinary shares and rights included in the units commencing on or about June 16, 2025. Any units not separated will continue to trade on The Nasdaq Global Market under the symbol “IPCXU”, and each of the Class A ordinary shares and rights will separately trade on The Nasdaq Global Market under the symbols “IPCX” and “IPCXR,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and rights.

The Company intends to pursue a business combination with a North American or European business in disruptive growth sectors, which complements the expertise of its management team, but may pursue an initial business combination in any industry, sector or geographic region. The company is led by Chairman and Chief Executive Officer Michael Blitzer, Chief Financial Officer Peter Ondishin and Chief Operating Officer Kevin Shannon.

A registration statement relating to the securities was declared effective on April 24, 2025 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Inflection Point Acquisition Corp. III

Inflection Point Acquisition Corp. III’s acquisition and value creation strategy is to identify, partner with and help grow North American and European businesses in disruptive growth sectors, which complements the expertise of its management team. However, the Company may pursue an initial business combination in any industry, sector or geographic region.

Contact

Kevin Shannon

Inflection Point Acquisition Corp. III

kevin@inflectionpointacquisition.com